News Release

SINCLAIR REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

BALTIMORE (August 3, 2022) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and six months ended June 30, 2022. The results reflect the deconsolidation of the local sports segment comprised of the regional sports networks (RSNs), which are owned and operated by Diamond Sports Group ("DSG") and its direct and indirect subsidiaries, from the Company's financial statements and accounted for under equity method of accounting, effective March 1, 2022. As such, the year-to-date 2022 consolidated financial results only include two months results of operations of the local sports segment, while the consolidated financial results for the comparable 2021 periods include results of operations of the local sports segment for the full periods.

Second Quarter Highlights:
•Record second quarter Broadcast & Other total advertising revenue of $366 million, an increase of 11% from the same period a year ago
•Record second quarter political advertising of $54 million
•1.6 million common shares repurchased
•$118 million par value of the Sinclair Television Group notes due in 2027 repurchased during the quarter at a discount

CEO Comment:
"The strong political environment resulted in the highest second quarter political advertising revenue we have ever experienced," said Chris Ripley, Sinclair's President & Chief Executive Officer. "Year-to-date, political advertising revenue is also at all-time record levels, doubling the amount achieved during 2018, the last mid-term election year, and 20% higher than 2020, a Presidential election year. With even higher political ad revenues anticipated for our third and fourth quarters, which are typically the largest quarters for political spend, we believe 2022 political ad revenues could approach 2020's levels."

Ripley continued, "With the increased importance and growth of digital revenue, Sinclair continues to prioritize initiatives in this area. Our current average monthly unique users of 80 to 90 million position us well to develop incremental revenue streams in conjunction with digital content offerings, while providing more targeted and interactive opportunities to consumers. We expect to debut a number of new content offerings across our various platforms over the next 12 months that are unique to Sinclair."

Ripley concluded, "With our securities trading at discounted values, we opportunistically repurchased both our common stock and 2027 Notes, and as announced previously, our Board increased our dividend rate earlier in the year by 25%. We continue to look for ways to bring value to our shareholders."

Recent Company Developments:

Content and Distribution:
•In May, the Company, leveraging the power of its 200 meteorologists, debuted The National Weather Desk, an extension of its successful The National Desk franchise. Initially, the program launched on social media and in July, expanded to providing content for the Company's 6am and 6pm newscasts.

•In May, the Company announced its newsrooms received a total of 22 Regional Edward R. Murrow awards, including WGME/Portland, which was honored with the award for Overall Excellence, as well as an award for WCIV/Charleston's podcast Unsolved Carolina, the first time Sinclair's podcast content has been honored with a Murrow award.
•In June, the Company announced that its free over-the-air national multicast television networks, COMET, CHARGE! and TBD, will add, by September, over 13 million new TV households to their existing footprints.

NextGen Broadcasting (ATSC 3.0):
•As of the end of July, the Company launched NextGen TV in 32 markets, including recent launches in San Antonio, TX; Fresno-Visalia, CA and Greenville, SC. To date, NextGen TV is available in 60% of the households in Sinclair's licensed footprint.
•In August, the Company announced it had entered into Memorandums of Understanding (MOUs) with two top Korean broadcast networks - Korean Broadcast Systems (KBS) and Munhwa Broadcasting Corp (MBC) - to collaborate on the development and implementation of NextGen broadcast models and technology in both the U.S. and Korea.

ESG:
•In June, the Company launched Sinclair Cares: Summer Hunger Relief, which raised approximately $180,000, including $25,000 from Sinclair, helping provide approximately 1.8 million meals to children and families across the U.S.
•In July, the Company announced it had awarded $50,000 in tuition assistance as part of its annual Diversity Scholarship program, aiming to invest in the future of the broadcast industry while helping students from diverse backgrounds. The program, started in 2013, was expanded nationally this year.

Three Months Ended June 30, 2022 Consolidated Financial Results:
•Total revenues decreased 48% to $837 million versus $1,612 million in the prior year period. Media revenues decreased 48% to $831 million versus $1,600 million in the same period a year ago. Excluding DSG, total revenues increased 5% from $801 million in the prior year period and media revenues also increased 5% from $789 million.
•Total advertising revenues of $366 million decreased 25% versus $491 million in the prior year period. Excluding DSG, total advertising revenues increased 11% from $329 million in the prior year period. Core advertising revenues, which excludes political revenues, were down 36% in the second quarter to $312 million versus $486 million in the prior year period. Excluding DSG, core advertising revenues decreased 3% from $323 million in the prior year period.
•Distribution revenues of $430 million decreased versus $1,078 million in the same period a year ago. Excluding DSG, distribution revenues increased 4% from $412 million in the prior year period.
•Operating income of $107 million, including non-recurring costs for transaction and transition services, COVID, legal, and regulatory costs ("Adjustments") of $13 million, increased versus an operating loss of $178 million in the prior year period, which included Adjustments of $35 million. Operating income, when excluding the Adjustments, was $120 million compared to an operating loss of $143 million for the same prior year period. Excluding DSG, operating income, excluding Adjustments, decreased 2% from $123 million in the prior year period.

•Net loss attributable to the Company was $11 million versus a net loss of $332 million in the prior year period. Excluding Adjustments, the Company had a net loss of $2 million. Net loss from DSG in the prior year period was $385 million.
•Adjusted EBITDA, which excludes Adjustments, decreased 58% to $183 million from $433 million in the prior year period. Adjusted EBITDA from DSG in the prior year period, excluding Adjustments, was $240 million.
•Diluted loss per common share was $0.17 as compared to diluted loss per common share of $4.41 in the prior year period. On a diluted share basis, the impact of Adjustments was $(0.14), and the impact of Adjustments in the prior year period was $(0.39). Diluted loss per common share from DSG in the prior year period was $5.11.

Six Months Ended June 30, 2022 Consolidated Financial Results:
•Total revenues decreased 32% to $2,125 million versus $3,123 million in the prior year period. Media revenues decreased 32% to $2,106 million versus $3,097 million in the same period a year ago. Excluding DSG, total revenues increased 6% to $1,669 million from $1,571 million in the prior year period and media revenues increased 7% to $1,650 million from $1,544 million.
•Total advertising revenues of $737 million decreased 15% versus $862 million in the prior year period. Excluding DSG, total advertising revenues increased 9% to $693 million from $635 million in the prior year period. Core advertising revenues, which excludes political revenues, of $666 million, were down 22% versus $853 million in the same period a year ago. Excluding DSG, core advertising revenues decreased 1% to $622 million from $626 million in the prior year period.
•Distribution revenues were $1,303 million versus $2,187 million in the same period a year ago. Excluding DSG, distribution revenues increased 6% to $870 million from $823 million in the prior year period.
•Operating income of $3,573 million, including $19 million of Adjustments and a $3,357 million gain on asset dispositions relating to deconsolidating DSG's net liability ("Gain on Deconsolidation"), increased versus operating loss of $143 million in the prior year period, which included Adjustments of $67 million. Operating income, when excluding Adjustments and the Gain on Deconsolidation, was $235 million compared to an operating loss of $76 million for the same prior year period. Excluding DSG, operating income excluding Adjustments increased 12% to $237 million from $211 million in the prior year period.
•Net income attributable to the Company was $2,576 million versus net loss of $344 million in the prior year period. Excluding Adjustments and the Gain on Deconsolidation, the Company had net income of $23 million. Net loss from DSG in the prior year period was $555 million.
•Adjusted EBITDA, which excludes Adjustments, decreased 29% to $437 million from $615 million in the prior year period. Adjusted EBITDA from DSG, excluding Adjustments, in the first two months of 2022 was $54 million and in the prior year six month period was $250 million.
•Diluted earnings per common share was $36.00 as compared to diluted loss per common share of $4.59 in the prior year period. On a diluted-per-share basis, the impact of Adjustments was $35.68 and the impact of Adjustments and impairment in the prior year period was $(0.72). Diluted loss per common share from DSG in the prior year period was $7.41.

Consolidated and Segment Highlights
The highlights below include the divestiture of WDKA and KBSI in the Cape Girardeau MO/Paducah KY market (February 1, 2021), the acquisition of ZypMedia (February 5, 2021), the divestiture of the license assets in Harlingen, TX (May 24, 2021), the divestiture of Triangle Sign and Service (June 2, 2021), the divestiture of Sinclair's radio stations in the Seattle, WA market (September 27, 2021), and the divestiture of Ring of Honor (May 3, 2022).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consists primarily of the RSNs and is included in the second quarter 2021 results only, due to the March 1, 2022 deconsolidation of the segment from the Company's financial statements. Other and Corporate includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended June 30, 2022	Broadcast		Other and Corporate	Eliminations		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$385		$45	$—		$430
Advertising revenue	316		70	(20)		366
Other media revenue	31	(a)	5	(1)	(a)	35
Media revenues	$732	(a)	$120	$(21)	(a)	$831
Non-media revenue	—		11	(5)		6
Total revenues	$732	(a)	$131	$(26)	(a)	$837

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$503		$119	(24)		598
Non-media expenses	—		11	(1)		10
Corporate general and administrative expenses	33		5	—		38

Other Highlights:
Program contract payments	22		4	—		26
Capital expenditures	22		2	—		24
Interest expense (net) (b)	1		51	(3)		49
Adjusted EBITDA(c)						183
(a)Broadcast segment other media revenue includes $10 million of management and incentive fees for services provided by the Broadcast segment to DSG under a management services agreement which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(b)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; program contract payments and non-cash gain on asset dispositions. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended June 30, 2021	Broadcast		Other and Corporate	Local Sports		Eliminations		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$363		$49	$666	(a)	$—		$1,078
Advertising revenue	280		54	162		(5)		491
Other media revenue	44	(b)	4	10		(27)	(b)	31
Media revenues	$687		$107	$838		$(32)		$1,600
Non-media revenue	—		13	—		(1)		12
Total revenues	$687		$120	$838		$(33)		$1,612

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$475		$92	$1,045	(b)	$(33)	(b)	$1,579
Sports rights amortization included in Media production expenses	—		—	829		—		829
Non-media expenses	—		14	—		—		14
Corporate general and administrative expenses	29		4	3		—		36

Other Highlights:
Sports rights payments	—		—	403	(a)	—		403
Program contract payments	22		3	—		—		25
Capital expenditures(c)	5		3	5		—		13
Interest expense (net)(d)	1		41	102		7		151
Adjusted EBITDA(e)								433
(a)Local Sports segment distribution revenue includes $11 million for the reversal of previously accrued rebates to distributors tied to minimum game guarantees. Sports rights payments includes approximately $36 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees.
(b)For the quarter ended June 30, 2021, Broadcast segment includes $27 million of revenue for services provided by the Broadcast segment to the Local Sports segment and Other and the Local Sports segment includes $27 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in consolidation.
(c)Capital expenditures exclude $4 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of June 30, 2022 was $4,276 million. During the second quarter, the Company repurchased $118 million par value of Sinclair Television Group notes due 2027 at a $14 million discount.
•Cash and cash equivalents for the Company as of June 30, 2022 was $420 million.

•As of June 30, 2022, 46.5 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 70.2 million common shares. During the quarter, the Company repurchased 1.6 million shares.

•In June, the Company paid a quarterly cash dividend of $0.25 per share.

•Routine capital expenditures for the second quarter of 2022 were $24 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending September 30, 2022 and the twelve months ending December 31, 2022. These results do not include the Company's former Local Sports segment, which was deconsolidated as of March 1, 2022.

For the three months ending September 30, 2022 ($ in millions)	Broadcast	Other and Corporate	Elimination	Consolidated
Revenue Highlights:
Core advertising revenue				$307 to 314
Political revenue				95 to 105
Advertising revenue	$356 to 370	$67 to 71	$(21) to (22)	$402 to 419
Distribution revenue	386 to 390	46	—	432 to 436
Other media revenue	31	5	(1)	35
Media revenues	$774 to 792	$118 to 122	$(22) to (23)	$870 to 890
Non-media revenue	—	22	(1)	20
Total revenues	$774 to 792	$140 to 143	$(23) to (24)	$890 to 911

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$532 to 535	$111	$(22)	$622 to 625
Non-media expenses	—	22	(1)	21
Corporate overhead				38
Stock-based compensation and non-recurring costs for transaction, legal, and regulatory fees included in corporate and media expenses above				14
Depreciation, intangible & programming amortization				87

Other Highlights:
Program contract payments				27
Interest expense (net)(a)				49
Income tax provision				Approximately 82% effective tax rate
Net cash tax payments				Approximately $1 million
Other items(b)				47
Total capital expenditures, including repack				30 to 32
Adjusted EBITDA(c)				$197 to 215
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Other items include cash distributions from equity investments, cash payments made to non-controlling interest holders, and other cash income and expenses.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

For the twelve months ending December 31, 2022 ($ in millions)	Broadcast	Other and Corporate	Elimination	Consolidated(a)
Revenue Highlights:
Media revenues		$481
Non-media revenue		56	(7)	48

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$2,075 to 2,083	$429	$(92)	$2,413 to 2,420
Non-media expenses	—	64	(5)	59
Corporate overhead				159
Stock-based compensation and non-recurring costs for transaction, legal, and regulatory fees included in corporate and media expenses above				72
Depreciation, intangible & programming amortization				355

Other Highlights:
Program contract payments				104
Interest expense (net)(b)				191
Income tax provision				Approximately 26% effective tax rate
Net cash tax refunds				Approximately $138 million
Other items(c)				116
Total capital expenditures, including repack				105 to 110
Repack capital expenditures				1
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Consolidated outlook excludes the local sports segment, which was deconsolidated March 1, 2022.
(b)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Other items include cash distributions from equity investments, cash payments made to non-controlling interest holders, and other cash income and expenses.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's second quarter 2022 results on Wednesday, August 3, 2022, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 124579.

About Sinclair:
Sinclair is a diversified media company and a leading provider of local sports and news. The Company owns, operates and/or provides services to 185 television stations in 86 markets; owns multiple national networks including Tennis Channel and Stadium; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital and streaming platforms NewsOn and STIRR. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES:
Media revenues	$831	$1,600	$2,106	$3,097
Non-media revenues	6	12	19	26
Total revenues	837	1,612	2,125	3,123

OPERATING EXPENSES:
Media programming and production expenses	403	1,345	1,161	2,368
Media selling, general and administrative expenses	195	234	415	447
Amortization of program contract costs	21	22	46	45
Non-media expenses	10	14	23	31
Depreciation of property and equipment	24	28	52	56
Corporate general and administrative expenses	38	36	85	97
Amortization of definite-lived intangible assets	43	119	136	244
Gain on deconsolidation of subsidiary	—	—	(3,357)	—
Gain on asset dispositions and other, net of impairment	(4)	(8)	(9)	(22)
Total operating expenses (gains)	730	1,790	(1,448)	3,266
Operating income (loss)	107	(178)	3,573	(143)

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(54)	(160)	(169)	(311)
Gain on extinguishment of debt	3	—	3	—
Income from equity method investments	3	2	15	11
Other (expense) income, net	(105)	(61)	(165)	63
Total other expense, net	(153)	(219)	(316)	(237)
(Loss) income before income taxes	(46)	(397)	3,257	(380)
INCOME TAX BENEFIT (PROVISION)	40	69	(647)	78
NET (LOSS) INCOME	(6)	(328)	2,610	(302)
Net income attributable to the redeemable noncontrolling interests	(5)	(5)	(9)	(9)
Net loss (income) attributable to the noncontrolling interests	—	1	(25)	(33)
NET (LOSS) INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$(11)	$(332)	$2,576	$(344)
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic (loss) earnings per share	$(0.17)	$(4.41)	$36.00	$(4.59)
Diluted (loss) earnings per share	$(0.17)	$(4.41)	$36.00	$(4.59)
Basic weighted average common shares outstanding (in thousands)	70,897	75,331	71,527	74,862
Diluted weighted average common and common equivalent shares outstanding (in thousands)	70,897	75,331	71,533	74,862

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted EBITDA
Net (loss) income attributable to Sinclair Broadcast Group	$(11)	$(332)	$2,576	$(344)
Add: Income from redeemable noncontrolling interests	5	5	9	9
Add: (Loss) income from noncontrolling interests	—	(1)	25	33
Add: Income tax (benefit) provision	(40)	(69)	647	(78)
Add: Other expense (income)	5	(1)	11	(2)
Add: Income from equity method investments	(3)	(2)	(15)	(11)
Add: Loss (income) from other investments and impairments	105	63	159	(60)
Add: Gain on extinguishment of debt/insurance proceeds	(3)	—	(3)	—
Add: Interest expense	54	160	169	311
Less: Interest income	(4)	—	(5)	—
Less: Gain on deconsolidation of subsidiary	—	—	(3,357)	—
Less: Gain on asset dispositions and other, net of impairment	(4)	(8)	(9)	(22)
Add: Amortization of intangible assets & other assets	43	119	136	244
Add: Depreciation of property & equipment	24	28	52	56
Add: Stock-based compensation	4	13	28	46
Add: Amortization of program contract costs	21	22	46	45
Less: Cash film payments	(26)	(25)	(52)	(50)
Add: Amortization of sports programming rights	—	829	326	1,381
Less: Cash sports programming rights payments	—	(403)	(325)	(1,010)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	13	35	19	67
Adjusted EBITDA	$183	$433	$437	$615

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the war in Ukraine and the COVID-19 pandemic on the Company's business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, the Company's ability to generate cash to service its substantial indebtedness, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of the Company's networks, the Company's ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, [the ongoing assessment of the October cybersecurity event], material legal, financial and reputational risks resulting from a breach of the Company's information systems, and operational disruptions due to the cybersecurity event, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting the Company's business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, AVP, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com